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                                       FOR: QUIXOTE CORPORATION

                                   CONTACT: Daniel P. Gorey
                                            Chief Financial Officer
                                            Joan R. Riley
                                            Director of Investor Relations
                                            (312) 467-6755

FOR IMMEDIATE RELEASE              CONTACT: Investor Relations:
                                            Hulus Alpay/Jack Cohen
                                            Morgen-Walke Associates
                                            (212) 850-5600


     QUIXOTE CORPORATION ANNOUNCES ACQUISITION OF NATIONAL SIGNAL, INC.

     CHICAGO, IL, January 16, 2001-- Quixote Corporation (Nasdaq:QUIX) announced today that its wholly-owned subsidiary, Quixote Transportation Safety, Inc., has acquired all of the stock of National Signal, Inc., a manufacturer of roadway safety products including electronic message signs, directional displays and trailer mounted arrow panels for $2.8 million in cash and a three-year note for $1.5 million payable in equal annual installments. National Signal, based in La Mirada, California, had revenues in calendar 2000 of approximately $8 million. National Signal's current management will continue to manage the Company and, as part of the purchase price consideration, will have the opportunity to participate in its growth by attaining certain sales and earnings targets. The acquisition is expected to be modestly accretive to Quixote's earnings in calendar 2001.

     National Signal (www.nationalsignalinc.com) is a leading regional manufacturer of portable programmable electronic message signs, directional displays, trailer mounted solar and diesel-powered arrow panels, flashing beacon lights and other roadway safety products. State and local transportation authorities increasingly use these products to provide advance warnings and other information to motorists and to assist in diverting or controlling traffic around roadway construction sites and work zones. National Signal's visual display products include software-enabled and remote-controlled message signs that display both text and graphics.

     Leslie J. Jezuit, Quixote's Chief Executive Officer, commented, "The acquisition of National Signal is a strong strategic fit for Quixote. We expect to expand the market for these products by leveraging our extensive marketing, sales and distribution capabilities and by developing synergies with our existing products. National Signal's visual display devices can be marketed as stand-alone products,

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QUIXOTE CORPORATION ANNOUNCES ACQUISITION OF                           PAGE: 2
NATIONAL SIGNAL, INC.


integrated as an accessory with an existing line of highway safety products, or used as the visual output device in an intelligent work zone system. Information gathered by our wireless sensors, such as road surface conditions, traffic flow, weather and other data, can now be communicated visually, by text or graphics, using National Signal's products, as well as audibly through our highway advisory radio systems which typically use flashing lights and message signs to alert motorists to tune to the appropriate emergency channel. We also intend to offer National Signal's visual displays as an accessory for our truck-mounted attenuators."

     Mr. Jezuit concluded, "As roadway safety and traffic monitoring grow increasingly more sophisticated and technologically driven, we are in an ideal position to be a solutions provider of intelligent transportation systems products and services with our advanced sensing technologies, advisory radio and now, visual electronic communications."

     Quixote Corporation, (WWW.QUIXOTECORP.COM), through its wholly-owned subsidiaries, Energy Absorption Systems, Inc. and the TranSafe Corporation, is the world's leading manufacturer of energy-absorbing highway crash cushions, truck-mounted attenuators, computerized highway advisory radio transmitting systems, electronic wireless measuring and sensing devices, flexible post delineators and other highway safety products and services.

     SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: EXCEPT FOR HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS SET FORTH IN THIS NEWS RELEASE ARE FORWARD-LOOKING STATEMENTS. THE FORWARD-LOOKING STATEMENTS SET FORTH ABOVE INVOLVE A NUMBER OF RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM ANY SUCH STATEMENT, INCLUDING THE RISKS AND UNCERTAINTIES DISCUSSED IN THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR ITS FISCAL YEAR ENDED JUNE 30, 2000, UNDER THE CAPTION "FORWARD-LOOKING STATEMENTS" IN MANAGEMENT'S DISCUSSION
AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS, WHICH DISCUSSION IS INCORPORATED BY THIS REFERENCE.

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